EXHIBIT 10.1

SEPARATION AND MUTUAL RELEASE AGREEMENT

SEPARATION AND MUTUAL RELEASE AGREEMENT (this “Agreement”) dated as of January 9, 2012 by and between Liz Claiborne, Inc., a Delaware corporation (the “Company”), and Andrew Warren (the “Executive”) (each a “Party,” and together, the “Parties”).

WHEREAS, the Executive has been employed by the Company as its Chief Financial Officer; and

WHEREAS, the Parties have mutually agreed to the Executive’s separation from his employment with the Company and set forth their agreement as to certain payments, benefits, rights and obligations of the Parties in connection therewith.

NOW, THEREFORE, in consideration of the covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound, hereby agree as follows:

1.              Resignation.  The Parties hereby mutually agree that the Executive will resign from the Company, and consequently his employment with the Company will terminate, effective as of the close of business on March 16, 2012 (the “Separation Date”).  The parties agree that, except as expressly provided herein, the Amended and Restated Executive Severance Agreement, by and between the Parties, dated as of January 1, 2011 (the “Executive Severance Agreement”) shall terminate on the Separation Date and each party hereby waives any notice that may be required from the other party pursuant to the Executive Severance Agreement.  Accordingly, the Executive hereby resigns, effective as of the Separation Date, from all positions, titles, duties, authorities and responsibilities (including without limitation from any board positions) with, arising out of or relating to his employment with the Company and its subsidiaries and affiliates (the “Company Group”), including without limitation as the Chief Financial Officer and Executive Vice President of the Company (“CFO”), and agrees to execute all additional documents and take such further steps as may be required to effectuate such resignations.  For purposes of clarity, this Section 1 shall survive any revocation of Section 7 of this Agreement or the Bring-Down Release (as defined below) by the Executive.

2.              Treatment of Company Equity; Reimbursement of Expense Payments; No Other Benefits.  In connection with the Executive’s termination of employment, the Company shall pay and provide to the Executive, and the Executive shall only be entitled to from the Company Group, the following payments and benefits set forth in this Section 2 of this Agreement, at the time or times set forth herein, subject to the Executive’s continued employment with the Company in the position of CFO through the Separation Date, including the Executive’s continued performance of his reasonable and customary duties as CFO through the Separation Date consistent with past practice, and the execution and non-revocation of the Bring Down Release (as defined below):

2.1       Company Equity.

(a)                               Stock Option Awards.  The Company has previously granted options on shares of Company common stock pursuant to the March 1, 2010, September 1, 2010, March 1, 2011 and September 1, 2011 Award Agreements (collectively, the “Award Agreements”.  As of the Separation Date, each unvested option granted pursuant to the Award Agreements shall be deemed to be vested and exercisable.  For the avoidance of doubt, on the Separation Date, the Executive shall vest in the following:

- 117,500 options granted as of March 1, 2010 with an exercise price of $7.10

- 112,500 options granted as of September 1, 2010 with an exercise price of $4.40

- 112,500 options granted as of March 1, 2011 with an exercise price of $4.97

- 150,000 options granted as of September 1, 2011 with an exercise price of $5.06

In respect of any of the stock options that are vested and outstanding pursuant to the Award Agreements (including any stock options that are vested as of the Separation Date) (collectively, the “Vested Options”), such Vested Options shall remain exercisable in accordance with their terms.  The Parties agree and acknowledge that the terms of the Award Agreements between the Company and the Executive are hereby amended to effectuate, to the extent necessary, the provisions of this Section 2.1(a).  Except as expressly provided in this Section 2.1(a), the Vested Options otherwise remain outstanding in accordance with their respective terms and conditions.

(b)                              Special Retention RSU Award.  The Company has previously granted the Executive an award of 192,600 shares of restricted stock units covering Company common stock pursuant to the Amended and Restated 2011 Special Retention Award Agreement dated as of June 13, 2011 and the Notice of Award related thereto (the “Special Retention Grant”).  Notwithstanding anything to the contrary in the Amended and Restated 2011 Special Retention Award Agreement and Notice of Award, as of the Separation Date, the restricted stock units granted to the Executive pursuant to the Special Retention Grant shall be deemed vested and shall be settled in accordance with the terms of Section 4 of the Amended and Restated 2011 Special Retention Award Agreement.  The Parties agree and acknowledge that the terms of the relevant Special Retention Grant agreements between the Company and the Executive are hereby amended to effectuate, to the extent necessary, the provisions of this Section 2.1(b).  Except as expressly provided in this Section 2.1(b), the Special Retention Grant otherwise remains outstanding in accordance with its respective terms and conditions.

(c)                               2007 Sign-On Restricted Stock Award.  The Company has previously granted the Executive an award of 9,550 shares of restricted stock (the “Sign-On Shares”) covering Company common stock pursuant to an award agreement dated as of July 13, 2007 (the “Sign-On Grant Award Agreement”).  Notwithstanding

anything to the contrary in the Sign-On Grant Award Agreement, as of the Separation Date, the Sign-On Shares shall be deemed vested.  The Parties agree and acknowledge that the terms of the Sign-On Grant Award Agreement between the Company and the Executive are hereby amended to effectuate, to the extent necessary, the provisions of this Section 2.1(c).  Except as expressly provided in this Section 2.1(c), the Sign-On Grant Agreement otherwise remains outstanding in accordance with its respective terms and conditions.

(d)                              Treatment of Other Equity-Based Awards.  For the avoidance of doubt, the Executive’s 2010 Profitability Incentive Award granted July 1, 2010 shall be forfeited on the Separation Date.

2.2       2011 Annual Incentive Bonus.  The Executive shall remain eligible to receive his full 2011 Annual Incentive Bonus, as determined in the sole discretion of the Compensation Committee of the Company’s Board of Directors, which shall be payable at the same time at which bonuses are payable to other executive officers of the Company in accordance with the terms of the Company’s bonus plan, notwithstanding the date of the Separation Date.

2.3       Expense Reimbursement.  The Company shall promptly reimburse the Executive, subject to the requirements of its reimbursement policies applied consistently with prior practice, for any business expenses incurred by the Executive prior to, and not reimbursed as of, the Separation Date.

2.4       No Other Benefits.  The benefits and payments pursuant to this Section 2 are for and in lieu of any other payments or benefits (and none shall accrue) beyond the Separation Date.  The Executive specifically acknowledges and agrees that he is entitled to receive no severance pay or other benefits pursuant to the Executive Severance Agreement or any severance plan or policy of the Company Group.

3.              Restrictions.  The Executive hereby agrees and reaffirms that (i) for an eighteen (18) month period following the Separation Date, the Executive agrees to continue to be bound by the non-competition, non-solicitation and non-interference covenants provided in Section 5 of the Executive Severance Agreement, and (ii) in perpetuity, the Executive agrees to continue to be bound by the confidential information restrictions provided in Section 4 of the Executive Severance Agreement.

4.              Remedies.   The Parties acknowledge and agree that the Executive’s breach or threatened breach of any of the restrictions set forth in Section 3 of this Agreement will result in irreparable and continuing damage to the Company Group for which there may be no adequate remedy at law and that the Company Group shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach.  The Executive hereby consents to the grant of a temporary restraining order or an injunction (temporary or otherwise) against the Executive or the entry of any other court order against the Executive prohibiting and enjoining him from violating, or directing him to comply with, any provision of Section 3.  The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Company and its subsidiaries and affiliates against him for such breaches or threatened or attempted breaches.

5.              Mutual Non-Disparagement.  From and after the date of this Agreement (i) the Executive agrees not to defame or disparage, or otherwise engage in any act that is intended or may be reasonably be expected to harm the reputation, business, prospects or other operations of the Company Group, any member of their management, boards of directors, any of their respective subsidiaries or affiliates, or any investor or shareholder in the Company or the Company Group, unless as required by law or an order of a court or governmental agency with jurisdiction, and (ii) the executive officers and directors of the Company agree not to defame or disparage, or otherwise engage in any act that is intended or may be reasonably be expected to harm the reputation, business, prospects or other interests of the Executive, unless as required by law or an order of a court or governmental agency with jurisdiction.

6.              Executive’s Cooperation Obligations.  The Executive agrees to cooperate in the defense of any member of the Company Group against any threatened or pending litigation or in any investigation or proceeding that relates to any events or actions which occurred during or prior to the term of the Executive’s employment with the Company.  Furthermore, the Executive agrees to cooperate in the prosecution of any claims and lawsuits brought by the Company or any of its affiliates that are currently outstanding or that may in the future be brought relating to matters which occurred during or prior to the term of the Executive’s employment with the Company.  From and after the Separation Date, except as requested by the Company or as required by law, the Executive shall not comment upon any (i) threatened or pending claim or litigation (including investigations or arbitrations) involving the Company or any member of the Company Group or (ii) threatened or pending government investigation involving the Company or any member of the Company Group.  In addition, the Executive shall not disclose any confidential or privileged information in connection with any pending litigation or investigation or proceeding without the consent of the Company and shall give prompt notice to the Company of any request therefor.  If the Executive is required to cooperate in the defense of any member of the Company Group in accordance with this Section 6, the Company shall pay the Executive a reasonable per diem fee, in addition to any expense reimbursement, for such assistance, based on the Executive’s annual base salary rate immediately preceding the Separation Date.

7.              Mutual Release.

7.1       Release of Company.  The Executive agrees that, on behalf of himself and his heirs, legal representatives, successors and assigns (hereinafter, collectively, the “Executive Released Parties”), and each of them, for good and valuable consideration does hereby unconditionally, knowingly, and voluntarily release and forever discharge the Company Released Parties (as defined below), from any and all known or unknown claims, demands, actions or causes of action that now exist or that may arise in the future, based upon events occurring or omissions on or before the date of the execution of this Agreement, including, but not limited to, any and all claims whatsoever pertaining in any way to the Executive’s employment at the Company or with any of the Company Released Parties (including any of their predecessors) or the termination of the Executive’s employment, including, but not limited to, any claims under, as applicable:  (1) the Americans with Disabilities Act; the Family and Medical Leave Act; Title VII of the Civil Rights Act; 42 U.S.C. Section 1981; the Older Workers Benefit Protection Act; the Age Discrimination in Employment Act of 1967, as amended; the Employee Retirement Income Security Act of 1974; the Civil Rights Act of 1866, 1871, 1964, and 1991; the Rehabilitation Act of 1973; the Equal Pay Act of 1963; the Vietnam Veteran’s Readjustment Assistance Act of 1974; the Occupational Safety and Health Act; and the Immigration Reform and Control Act of 1986; and any and all other federal, state or local laws, statutes, ordinances, or regulations pertaining to employment, discrimination or pay; (2) any state tort law theories under which an action could have been brought, including, but not limited to, claims of negligence, negligent supervision, training and retention or defamation; (3) any claims of alleged fraud and/or inducement, including alleged inducement to enter into this Agreement; (4) any and all other tort claims; (5) all claims for attorneys’ fees and costs; (6) all claims for physical, mental, emotional, and/or pecuniary injuries, losses and damages of every kind, including, but not limited to, earnings, punitive, liquidated and compensatory damages, and employee benefits; (7) any and all claims whatsoever arising under any of the Company Released Parties’ or Executive Released Parties’ express or implied contracts or under any federal, state, or local law, ordinance, or regulation; (8) any and all claims whatsoever against any of the Company Released Parties for wages, bonuses, benefits, fringe benefits, vacation pay, or other compensation or for any damages, fees, costs, or benefit; and (9) any and all claims whatsoever to reinstatement; provided, however, that, notwithstanding anything to the contrary contained herein, this Agreement does not cover and specifically excludes the Executive’s rights and claims directly or indirectly arising from or under or related to (A) any obligation of the Company to provide the benefits or payments described in this Agreement, (B) any indemnification, advancement of expenses, and/or contribution claims or rights that the Executive might have under any agreement, plan, program, policy, or arrangement of the Company and/or any other Company Released Parties, (C) the Consolidated Omnibus Budget Reconciliation Act (COBRA), (D) any Vested Options or other vested equity, or (E) any profit-sharing and/or retirement plans or other benefits in which the Executive has vested rights.  The Executive and the Company also intend that this Section 7 operate as a waiver of all unknown claims of the type being released hereunder.  The Executive warrants, on the one hand, that he is currently unaware of any such claim, demand, action, or cause of action against any Company Released Party, and the Company hereby warrants, on the other hand, that it is currently unaware of any such claim, demand, action, or cause of action against any Executive Released Party, which the Executive, or the Company, as appropriate, has not released pursuant to this Section 7.1 except for the rights and/or claims relating to the matters specifically excluded above.  For purposes of this Section 7, “Company Released Parties” means, collectively, the Company and its present and former related companies, subsidiaries and affiliates, and all of their present and former employees, officers, directors, owners, shareholders, shareholders’ employees, agents, attorneys, insurers, and operators, including in their individual capacity, and each of its and their successors and assigns.

7.2       Release of the Executive.  The Company agrees that, on behalf of itself and the other Company Released Parties, and each of them, for good and valuable consideration, does hereby unconditionally, knowingly release and forever discharge the Executive Released Parties from any and all known or unknown claims, demands, actions or causes of action that now exist or that may arise in the future, based upon events occurring or omissions on or before the date of the execution of this Agreement, including, but not limited to, any and all claims whatsoever pertaining in any way to the Executive’s employment at the Company or with any of the Company Released Parties (including any of their predecessors) or the termination of the Executive’s employment; provided, however, that the foregoing release does not apply to claims relating to or involving any act of the Executive’s fraud, malfeasance or criminal activity.

7.3       Separation Date Release Bring Down.  The Executive and the Company shall each re-affirm their respective releases in favor of the other party on the Separation Date (the “Bring-Down Release”), by signing and delivering the agreement set forth on Annex A hereto on the Separation Date.  For purposes of clarity, payment to the Executive of the benefits set forth in Section 2 of this Agreement is expressly contingent on the Executive’s execution and non-revocation of the Bring-Down Release.

7.4       Executive Acknowledgements; Effectiveness of this Agreement.  The Executive acknowledges that he has been given the opportunity to review and consider this Agreement and the Bring-Down Release, as applicable, for 21 days from the date that the Executive received a copy of the Agreement and, with respect to the Bring-Down Release, from the date of the Separation Date.  If the Executive elects to sign this Agreement or the Bring-Down Release before the expiration of the 21 days, the Executive acknowledges that he has agreed to waive his right to the full 21 day period.  The Executive may revoke this Section 7 and the Bring-Down Release after signing it by giving written notice to the Company’s General Counsel within 7 days after signing it.  Each of this Section 7 and the Bring-Down Release, respectively, will be effective on the 8th day after the Executive signs and returns this Agreement to the Company or the 8th day after the Executive signs and returns the Bring-Down Release, as applicable, provided that each of them, respectively, is not revoked.  If the Executive revokes this Section 7 or the Bring-Down Release, then Section 2 of this Agreement shall be void ab initio, and, for clarity, the Company Group shall have no obligations under this Agreement or otherwise to provide the Executive with any payments or benefits.  The Executive acknowledges that the Executive has been advised to consult with an attorney before signing this Agreement, and that the Executive is signing this Agreement knowingly, voluntarily and with full understanding of its terms and effects, of his own free will without any duress, being fully informed and after due deliberation.  The Executive voluntarily accepts the consideration provided to him for the purpose of making full and final settlement of all claims referred to above.

8.              Other Provisions.

8.1       Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express or overnight mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission (with written confirmation received) or, if mailed, four (4) days after the date of mailing or the next day after overnight mail, as follows:

(a)              If the Company, to:

Liz Claiborne, Inc.
1441 Broadway
New York, NY 10018
Attention:	Nicholas Rubino, Esq., General Counsel
Telephone:	(212) 626-3240
Email:	Nick_Rubino@liz.com

With a copies to:

Sullivan & Cromwell LLP
Max J. Schwartz
New York, NY 10004-2498
Attention:	Max J. Schwartz, Esq.
Telephone:	(212) 558-4000
Fax:	(212) 291-9137

(b)                                                      If the Executive, to the Executive’s home
and office addresses reflected in the Company’s
records

8.2       Entire Agreement.  This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, excluding only Sections 4, 5 and 6 of the Executive Severance Agreement which shall remain in full force and effect in accordance with their terms.

8.3       Waiver and Amendments.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance.  No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

8.4       Governing Law and Venue.

(a)        This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles.

(b)        The Parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in the County of New York, NY, for the purposes of any suit, action or other proceeding brought by any Party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts.  SUBJECT TO APPLICABLE LAW, THE PARTIES HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE ARISING FROM THIS AGREEMENT.

8.5       Assignability by the Company and the Executive.  The Executive’s rights and obligations may not be assigned by the Executive, but the Company may assign its rights, together with its obligations, to any other entity which will succeed to all or substantially all of the assets and substantially carry on the business of the Company.

8.6       Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

8.7       Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

8.8       Severability.  If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated.  The Executive acknowledges that the restrictive covenants contained in Section 3 are reasonable and valid in temporal scope and in all other respects.

8.9       Judicial Modification.  If any court determines that any of the covenants in Section 3, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion.  If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

8.10     Compliance with Law.  This Agreement is intended to comply with the requirements of Section 409A of the Code and the parties hereto agree to treat payments and entitlements hereunder consistent with that intent.  To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder shall comply with Section 409A.

8.11     Tax Withholding.  Each payment under this Agreement is set forth as a gross amount and is subject to all applicable tax withholdings.  The Company is hereby authorized to withhold from any payment due hereunder the amount of withholding taxes due any federal, state or local authority in respect of such payment and to take such other action as may be necessary to satisfy all Company obligations for the payment of such withholding taxes.

8.12           Recoupment.  To the extent required under applicable laws rules and regulations, the Company will be entitled to recoup, and the Executive will be required to repay, any payments or benefits pursuant to this Agreement.

[Signatures on next page]

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EXECUTIVE

/s/ ANDREW WARREN
Andrew Warren

LIZ CLAIBORNE, INC.

By:	/s/NICHOLAS RUBINO
Nicholas Rubino
Senior Vice President, Chief Legal Officer, General Counsel and Secretary

Annex A

BRING-DOWN RELEASE

Reference is hereby made to the Separation and Mutual Release Agreement (the “Agreement”) dated as of January 9, 2012 by and between Liz Claiborne, Inc., a Delaware corporation (the “Company”), and Andrew Warren (the “Executive”) (each a “Party,” and together, the “Parties”).  Capitalized terms used herein but not defined have the meanings ascribed to them in the Agreement.  This Bring-Down Release Agreement is made by and between the Parties as of the Separation Date.

In accordance with Section 7.3 of the Agreement, the Executive hereby reaffirms the releases set forth in Section 7.1 of the Agreement on his behalf and on behalf of the Executive Released Parties as of the Separation Date (accordingly, any reference to the date of the Agreement in Section 7.1 shall be deemed to be a reference to the Separation Date).  In accordance with Section 7.3 of the Agreement, the Company hereby reaffirms the releases set forth in Section 7.2 of the Agreement on its behalf and on behalf of the Company Released Parties as of the Separation Date (accordingly, any reference to the date of the Agreement in Section 7.2 shall be deemed to be a reference to the Separation Date).  The Executive further agrees and acknowledges the terms set forth in Sections 7.3 and 7.4 of the Agreement and agrees that if this Bring-Down Release Agreement is revoked, then Section 2 of the Agreement shall be void ab initio, and, for clarity, the Company Group shall have no obligations under the Agreement or otherwise to provide the Executive with any payments or benefits.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EXECUTIVE

Andrew Warren

LIZ CLAIBORNE, INC.

By:
Nicholas Rubino
Senior Vice President, Chief Legal Officer, General Counsel and Secretary

A-1